Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the AES Corporation’s Registration Statements (Form S-8 No. 333-179701, 333-82306, 333-115028, 333-135128, and 333-156242) pertaining to the Employees' Thrift Plan of Indianapolis Power & Light Company of our report dated June 22, 2012, with respect to the financial statements and schedule of the Employees' Thrift Plan of Indianapolis Power & Light Company included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Indianapolis, IN
June 22, 2012